PRINCIPAL INVESTORS FUND, INC.
AMENDED AND RESTATED SUB-ADVISORY AGREEMENT
SPECTRUM SUB-ADVISED SERIES


AGREEMENT executed as of March 14, 2014, by and between PRINCIPAL MANAGEMENT CORPORATION (hereinafter called
"the Manager"), and SPECTRUM ASSET MANAGEMENT, INC.
(hereinafter called "the Sub-Advisor").

W I T N E S S E T H:

WHEREAS, the Manager is the manager and investment adviser to each Series of Principal Investors Fund, Inc., (the "Fund"), an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

WHEREAS, the Manager desires to retain the Sub-Advisor to furnish it with portfolio selection and related research and statistical services in connection with the investment advisory services for each Series of the Fund identified in Appendix A hereto (hereinafter called
"Series"), which the Manager has agreed to provide to the Fund, and the Sub-Advisor desires to furnish such services; and

WHEREAS, The Manager has furnished the Sub-Advisor with copies properly certified or authenticated of each of the following and will promptly provide the Sub-Advisor with copies properly certified or authenticated of any amendment or supplement thereto:

(a)	Management Agreement (the "Management Agreement")
with the Fund;

(b)	The Fund's registration statement and financial statements
as filed with the Securities and Exchange Commission;

(c)	The Fund's Articles of Incorporation and By-laws;

(d)	Policies, procedures or instructions adopted or approved by
the Board of Directors of the Fund relating to obligations and services to be provided by the Sub-Advisor.

NOW, THEREFORE, in consideration of the premises and the terms and conditions hereinafter set forth, the parties agree as follows:

1.	Appointment of Sub-Advisor
In accordance with and subject to the Management
Agreement, the Manager hereby appoints the Sub-Advisor to perform the services described in Section 2 below for investment and reinvestment of the securities and other assets of each Series, subject to the control and direction of the Manager and the Fund's Board of Directors, for the period and on the terms hereinafter set forth. The Sub-Advisor accepts such appointment and agrees to furnish the services hereinafter set forth for the compensation herein provided. The Sub-Advisor shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized, have no authority to act for or represent the Fund or the Manager in any way or otherwise be deemed an agent of the Fund or the Manager.

2.	Obligations of and Services to be Provided by the Sub-Advisor
The Sub-Advisor will:
(a)	Provide investment advisory services, including but not
limited to research, advice and supervision for each
Series.
(b)	Furnish to the Board of Directors of the Fund for approval
(or any appropriate committee of such Board), and revise
from time to time as conditions require, a recommended
investment program for each Series consistent with each
Series investment objective and policies.
(c)	Implement the approved investment program by placing
orders for the purchase and sale of securities without prior consultation with the Manager and without regard to the length of time the securities have been held, the resulting
rate of portfolio turnover or any tax considerations, subject always to the provisions of the Fund's registration
statement, Articles of Incorporation and Bylaws and the
requirements of the 1940 Act, as each of the same shall
be from time to time in effect.
(d)	Advise and assist the officers of the Fund, as requested
by the officers, in taking such steps as are necessary or
appropriate to carry out the decisions of its Board of
Directors, and any appropriate committees of such Board,
regarding the general conduct of the investment business
of each Series.
(e)	Maintain, in connection with the Sub-Advisor's investment
advisory services obligations, compliance with the 1940
Act and the regulations adopted by the Securities and
Exchange Commission thereunder and the Series'
investment strategies and restrictions as stated in the
Fund's prospectus and statement of additional
information.
(f)	Report to the Board of Directors of the Fund at such times
and in such detail as the Board of Directors may
reasonably deem appropriate in order to enable it to
determine that the investment policies, procedures and
approved investment program of each Series are being
observed.
(g)	Upon request, provide assistance and recommendations
for the determination of the fair value of certain securities when reliable market quotations are not readily available
for purposes of calculating net asset value in accordance
with procedures and methods established by the Fund's
Board of Directors.
(h)	Furnish, at its own expense, (i) all necessary investment
and management facilities, including salaries of clerical
and other personnel required for it to execute its duties
faithfully, and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the investment advisory affairs of each Series.
(i)	Open accounts with broker-dealers and futures
commission merchants ("broker-dealers"), select broker-
dealers to effect all transactions for each Series, place all necessary orders with broker-dealers or issuers (including affiliated broker-dealers), and negotiate commissions, if
applicable. To the extent consistent with applicable law,
purchase or sell orders for each Series may be
aggregated with contemporaneous purchase or sell orders
of other clients of the Sub-Advisor. In such event
allocation of securities so sold or purchased, as well as
the expenses incurred in the transaction, will be made by
the Sub-Advisor in the manner the Sub-Advisor considers
to be the most equitable and consistent with its fiduciary obligations to the Fund and to other clients. The Sub-
Advisor will report on such allocations at the request of the Manager, the Fund or the Fund's Board of Directors
providing such information as the number of aggregated
trades to which each Series was a party, the broker-
dealers to whom such trades were directed and the basis
for the allocation for the aggregated trades.  The Sub-
Advisor shall use its best efforts to obtain execution of transactions for each Series at prices which are advantageous to the Series and at commission rates that
are reasonable in relation to the benefits received.
However, the Sub-Advisor may select brokers or dealers
on the basis that they provide brokerage, research or
other services or products to the Sub-Advisor. To the
extent consistent with applicable law, the Sub-Advisor
may pay a broker or dealer an amount of commission for
effecting a securities transaction in excess of the amount
of commission or dealer spread another broker or dealer
would have charged for effecting that transaction if the
Sub-Advisor determines in good faith that such amount of
commission is reasonable in relation to the value of the
brokerage and research products and/or services provided
by such broker or dealer. This determination, with respect
to brokerage and research products and/or services, may
be viewed in terms of either that particular transaction or
the overall responsibilities which the Sub-Advisor and its
affiliates have with respect to each Series as well as to
accounts over which they exercise investment discretion.
Not all such services or products need be used by the
Sub-Advisor in managing the Series.  In addition, joint
repurchase or other accounts may not be utilized by the
Series except to the extent permitted under any exemptive
order obtained by the Sub-Advisor provided that all
conditions of such order are complied with.
(j)	Maintain all accounts, books and records with respect to
each Series as are required of an investment advisor of a
registered investment company pursuant to the 1940 Act
and Investment Advisers Act of 1940 (the "Investment
Advisers Act"), and the rules thereunder, and furnish the
Fund and the Manager with such periodic and special
reports as the Fund or Manager may reasonably request.
In compliance with the requirements of Rule 31a-3 under
the 1940 Act, the Sub-Advisor hereby agrees that all
records that it maintains for each Series are the property
of the Fund, agrees to preserve for the periods described
by Rule 31a-2 under the 1940 Act any records that it
maintains for the Series and that are required to be
maintained by Rule 31a-1 under the 1940 Act, and further
agrees to surrender promptly to the Fund any records that
it maintains for a Series upon request by the Fund or the
Manager.  The Sub-Advisor has no responsibility for the
maintenance of Fund records except insofar as is directly
related to the services the Sub-Advisor provides to a
Series.
(k)	Observe and comply with Rule 17j-1 under the 1940 Act
and the Sub-Advisor's Code of Ethics adopted pursuant to
that Rule as the same may be amended from time to time.
 The Manager acknowledges receipt of a copy of Sub-
Advisor's current Code of Ethics.  Sub-Advisor shall
promptly forward to the Manager a copy of any material
amendment to the Sub-Advisor's Code of Ethics along
with certification that the Sub-Advisor has implemented
procedures for administering the Sub-Advisor's Code of
Ethics.
(l)	From time to time as the Manager or the Fund may
request, furnish the requesting party reports on portfolio transactions and reports on investments held by a Series, all in such detail as the Manager or the Fund may
reasonably request.  The Sub-Advisor will make available
its officers and employees to meet with the Fund's Board
of Directors at the Fund's principal place of business on
due notice to review the investments of a Series.
(m)	Provide such information as is customarily provided by a
sub-advisor and may be required for the Fund or the
Manager to comply with their respective obligations under
applicable laws, including, without limitation, the Internal
Revenue Code of 1986, as amended (the "Code"), the
1940 Act, the Investment Advisers Act, the Securities Act
of 1933, as amended (the "Securities Act"), and any state
securities laws, and any rule or regulation thereunder.
(n)	Vote proxies received on behalf of the Series in a manner
consistent with Sub-Advisor's proxy voting policies and
procedures and provide a record of votes cast containing
all of the voting information required by Form N-PX in an
electronic format to enable the Series to file Form N-PX as
required by SEC rule.
(o)	Respond to tender offers, rights offerings and other
voluntary corporate action requests affecting securities held by the Fund and complete and file notices of claims in connection with class action lawsuits concerning securities owned by the Fund.

3.	Prohibited Conduct
In providing the services described in this agreement, the Sub-Advisor will not consult with any other investment advisory firm that provides investment advisory services to any investment company sponsored by Principal Life Insurance Company regarding transactions for the Fund in securities or other assets.

4.	Compensation
As full compensation for all services rendered and obligations assumed by the Sub-Advisor hereunder with respect to each Series, the Manager shall pay the compensation specified in Appendix A to this Agreement.

5.	Liability of Sub-Advisor
Neither the Sub-Advisor nor any of its directors, officers, employees, agents or affiliates shall be liable to the Manager, the Fund or its shareholders for any loss suffered by the Manager or the Fund resulting from any error of judgment made in the good faith exercise of the Sub-Advisor's investment discretion in connection with selecting investments for a Series or as a result of the failure by the Manager or any of its affiliates to comply with the terms of this Agreement and/or insurance laws and rules except for losses resulting from willful misfeasance, bad faith or gross negligence of, or from reckless disregard of, the duties of the Sub-Advisor or any of its directors, officers, employees, agents, or affiliates.

6.	Supplemental Arrangements
The Sub-Advisor may enter into arrangements with other persons affiliated with the Sub-Advisor or with unaffiliated third parties to better enable the Sub-Advisor to fulfill its obligations under this Agreement for the provision of certain personnel and facilities to the Sub- Advisor, subject to written notification to and approval of the Manager and, where required by applicable law, the Board of Directors of the Fund.

7.	Regulation
The Sub-Advisor shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material which any such body may request or require pursuant to applicable laws and regulations.

8.	Duration and Termination of This Agreement
This Agreement shall become effective on the latest of (i) the date of its execution, (ii) the date of its approval by a majority of the Board of Directors of the Fund, including approval by the vote of a majority of the Board of Directors of the Fund who are not interested persons of the Manager, the Sub-Advisor, Principal Life Insurance Company or the Fund cast in person at a meeting called for the purpose of voting on such approval or
(iii) if required by the 1940 Act, the date of its approval by a majority of the outstanding voting securities of the Series. It shall continue in effect thereafter from year to year provided that the continuance is specifically approved at least annually either by the Board of Directors of the Fund or by a vote of a majority of the outstanding voting securities of the Series and in either event by a vote of a majority of the Board of Directors of the Fund who are not interested persons of the Manager, Principal Life Insurance Company, the Sub-Advisor or the Fund cast in person at a meeting called for the purpose of voting on such approval.

If the shareholders of a Series fail to approve the Agreement or any continuance of the Agreement in accordance with the requirements of the 1940 Act, the Sub-Advisor will continue to act as Sub-Advisor with respect to the Series pending the required approval of the Agreement or its continuance or of any contract with the Sub-Advisor or a different manager or sub-advisor or other definitive action; provided, that the compensation received by the Sub-Advisor in respect to the Series during such period is in compliance with Rule 15a-4 under the 1940 Act.

This Agreement may be terminated at any time without the payment of any penalty by the Board of Directors of the Fund or by the Sub-Advisor, the Manager or by vote of a majority of the outstanding voting securities of the Series on sixty days written notice. This Agreement shall automatically terminate in the event of its assignment. In interpreting the provisions of this
Section 8, the definitions contained in Section 2(a) of the 1940 Act (particularly the definitions of "interested person," "assignment" and "voting security") shall be applied.

9.	Amendment of this Agreement
No material amendment of this Agreement shall be effective until approved, if required by the 1940 Act or the rules, regulations, interpretations or orders issued thereunder, by vote of the holders of a majority of the outstanding voting securities of the Series and by vote of a majority of the Board of Directors of the Fund who are not interested persons of the Manager, the Sub-Advisor, Principal Life Insurance Company or the Fund cast in person at a meeting called for the purpose of voting on such approval.

10.	General Provisions

(a)	Each party agrees to perform such further acts and
execute such further documents as are necessary to effectuate the purposes hereof. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Iowa. The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(b)	Any notice under this Agreement shall be in writing,
addressed and delivered or mailed postage pre-paid to the other party at such address as such other party may designate for the receipt of such notices. Until further notice to the other party, it is agreed that the address of the Manager and the Sub-Advisor for this purpose shall be Principal Financial Group, Des Moines, Iowa 50392-0200.

(c)	The Sub-Advisor will promptly notify the Manager in
writing of the occurrence of any of the following events:

(1)	the Sub-Advisor fails to be registered as an
investment adviser under the Investment Advisers
Act or under the laws of any jurisdiction in which the Sub-Advisor is required to be registered as an investment advisor in order to perform its obligations under this Agreement.

(2)	the Sub-Advisor is served or otherwise receives
notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of a Series.

(d)	The Manager shall provide (or cause the Series custodian
to provide) timely information to the Sub-Advisor regarding such matters as the composition of the assets of a Series, cash requirements and cash available for investment in a Series, and all other reasonable information as may be necessary for the Sub-Advisor to perform its duties and responsibilities hereunder.

(e)	This Agreement contains the entire understanding and
agreement of the parties.

   IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.

                                           PRINCIPAL
MANAGEMENT CORPORATION


                                           By /s/ Michael J.
Beer
	Michael J.
Beer, Executive Vice President and
	  Chief
Operating Officer

                                           SPECTRUM
ASSET MANAGEMENT, INC.


                                           By




APPENDIX A


   The Sub-Advisor shall serve as investment sub-advisor for the Series of the Fund identified below.
The Manager will pay the Sub-Advisor, as full compensation for all services provided under this Agreement, a fee computed at an annual rate as shown below
(the "Sub-Advisor Percentage Fee"):


Series
Sub-Advisor Percentage Fee
Preferred Securities Fund
First $100,000,000 of assets	0.3427%

Next $150,000,000 of assets	0.2937

Assets over $250,000,000	0.1958

Series
Sub-Advisor Percentage Fee
Global Diversified Income Fund
First $100,000,000 of assets	0.3427%
(Preferred Securities Portfolio)
Next $150,000,000 of assets	0.2937

Assets over $250,000,000	0.1958

Series
Sub-Advisor Percentage Fee
Capital Securities Fund
All assets	0.00%


   The Sub-Advisor Percentage Fee shall be accrued for each calendar day and the sum of the daily fee accruals shall be paid monthly to the Sub-Advisor.
The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the applicable annual rate described above and multiplying this product by the net assets of the Series, as determined in accordance with the Series' Prospectus and Statement of Additional Information as of the close of business on the previous business day on which the Series was open for business.

   In calculating the fee for a series included in the table, assets of any unregistered separate account of Principal Life Insurance Company and any investment company sponsored by Principal Life
Insurance Company to which Spectrum Asset Management,
Inc. provides investment advisory services and which have the same investment mandate as the series for which the fee is calculated, will be combined with the assets of the series to arrive at net assets. The assets of the Capital Securities Fund will not be combined with assets of other series for purposes of calculating the fee.

   If this Agreement becomes effective or terminates before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.


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